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                                                                    Exhibit 11.1
                                                                    ------------

                             Myriad Genetics, Inc.
             Statement Regarding Computation of Net Loss Per Share


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
                                                Three Months Ended               Six Months Ended

                                          Dec. 31, 1996   Dec. 31, 1995   Dec. 31, 1996   Dec. 31, 1995
                                          -------------   -------------   -------------   -------------
Net loss                                    ($3,453,693)      ($651,323)    ($6,283,772)    ($2,254,225)
Weighted average common shares
 outstanding                                  8,743,530       7,880,951       8,728,177       5,720,794

Weighted average preferred shares
 outstanding                                          -         257,405               -         882,048

Shares used in computation                    8,743,530       8,138,356       8,728,177       6,602,842
                                        ===============================================================

Net loss per share                               ($0.39)         ($0.08)         ($0.72)         ($0.34)
                                        ===============================================================

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